Exhibit (a)(2)

                        SUPPLEMENTAL DECLARATION OF TRUST
                                     TO THE
                              DECLARATION OF TRUST
                                       OF
                             THE GABELLI ASSET FUND
                             ----------------------

     SUPPLEMENTAL DECLARATION OF TRUST to the DECLARATION OF TRUST of The Gabelli Asset Fund (the "Trust") made November 13, 1985 and filed on November 21, 1985 and amended on April 18, 2000 (the "Declaration of Trust").

     WHEREAS, Paragraph 12 of Article EIGHTH of the Declaration of Trust permits the Trustees of the Trust to supplement the Declaration of Trust without any shareholder vote to classify or reclassify, or to establish or modify the designations, powers, preferences, voting, conversion or other rights or limitations of, any issued and outstanding Shares by making a Supplemental Declaration of Trust, if authorized by a vote of a majority of the Trustees then in office; and

     WHEREAS, at a Special Meeting the Board of Trustees of the Trust on March 9, 1999 a majority of the Trustees approved this Supplemental Declaration of Trust.

     NOW THEREFORE, the undersigned, being the Trustees of the Trust, acting pursuant to Article EIGHTH of the Declaration of Trust, hereby supplement the Declaration of Trust as follows:

     Section 1. The Board of Trustees of the Trust at a meeting held on March 9, 1999, adopted resolutions (i) reclassifying the unissued shares of beneficial interest of the Trust into three sub-series: The Gabelli Asset Fund Class A Shares ("Class A Shares"); the Gabelli Asset Fund Class B Shares ("Class B Shares"); and The Gabelli Asset Fund Class C Shares ("Class C Shares"), and (ii) reclassifying the issued shares of beneficial interest of Trust into a sub-series to be known as The Gabelli Asset Fund Class AAA Shares ("Class AAA Shares").


     Section 2. The Class A Shares, Class B Shares and Class C Shares shall represent interests in the same portfolio of assets, together with the Class AAA Shares and any other classes of beneficial interests of the Trust so designated in the future, which assets shall be allocated to each of the foregoing Classes in accordance with subsection (a) of Article FOURTH of the Declaration of Trust in the proportion that the net assets of such Class bears to the net assets of all such Classes and which assets shall be charged with the liabilities of the Trust with respect to each such Class in accordance with subsection (a) of Article FOURTH of the Declaration of Trust. The Class A Shares, Class B Shares and Class C Shares shall have the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as each other Class, all as set forth in the Declaration of Trust, except for the differences hereinafter set forth:

                           (1) The dividends and distributions ("Dividends") per share of the Class A Shares, Class B Shares and Class C Shares shall be in such amounts as may be declared from time to time by the Board of Trustees, and such Dividends may vary with respect to the shares of each such Class from the Dividends with respect to the shares of such other Classes, to reflect differing allocations of the expenses and liabilities of the Trust among such classes and any resultant difference among the net asset values per share of such Classes, to such extent and for such purposes as the Board of Trustees may deem appropriate consistent with the Declaration of Trust and this Supplemental Declaration of Trust.

                           (2) Each Class B Share shall be converted automatically, and without any action or choice on the part of the holder thereof, into a Class A Share on the Conversion Date. The term "Conversion Date" means, with respect to each Class B Share, the first business day of the eighty-fifth calendar month following the calendar month in which such Class B Share was issued; provided, however, that, subject to the provisions of the next sentence, for any Class B Shares acquired through an exchange, or through a series of exchanges, as permitted by the Trust and as provided in the Prospectus of the Trust relating to the Class B Shares (the "Prospectus"), from another investment company or a class of shares (including the Class B Shares) of the Trust (an "Eligible Investment Company"), the Conversion Date shall be the conversion date applicable to the shares of the Eligible Investment Company originally subscribed for in lieu of the Conversion Date of any shares acquired through exchange if such eligible investment company issuing the Share originally subscribed for had a conversion feature, but not later than the Conversion Date determined as provided above. For the purpose of calculating the holding period required for conversion, the date of issuance of a Class B Share shall mean (i) in the case of a Class B Share obtained by the holder thereof through an original subscription to the Trust, the date of the issuance of such Class B Share, or (ii) in the case of a Class B Share obtained by the holder thereof through an exchange, or through a series of exchanges, from an Eligible Investment Company, the date of issuance of the share of the Eligible Investment Company to which the holder originally subscribed plus the number of days, if any, that such share had been exchanged for, and was held as, shares of an Eligible Investment Company that holds itself out as a money market fund pursuant to Rule 2a-7 under the 1940 Act.

                           (3) Each Class B Share (i) purchased through automatic reinvestment of a Dividend with respect to that Class B Share or the corresponding class of any other investment company or of any other class of the Trust issuing such class of Shares, or (ii) issued pursuant to an exchange privilege granted by the Trust in an exchange or series of exchanges for Shares originally purchased through the automatic reinvestment of a dividend or distribution with respect to Shares of an Eligible Investment Company, shall be segregated in a separate sub-account on the Share records of the Trust for each of the holders thereof. On any Conversion Date, a number of the Class B Shares held in the separate sub-account of the holder, calculated in accordance with the next following sentence, shall be converted automatically, and without any action or choice on the part of the holder, into Class A Shares. The number of the Class B Shares in the holder's separate sub-account so converted shall (i) bear the same ratio to the total number of Shares maintained in the separate sub-account on the Conversion Date (immediately prior to conversion) as the number of Shares of the holder converted on the Conversion Date pursuant to paragraph (2)(a) hereof bears to the total number of Class B Shares of the holder on the Conversion Date (immediately prior to conversion) after subtracting the Shares then maintained in the holder's separate sub-account, or (ii) be such other number as may be calculated in such other manner as may be determined by the Board of Trustees in accordance with a Rule 18f-3 Plan adopted pursuant to rules and regulations of the Securities and Exchange Commission and set forth in the Prospectus.

                           (4) The number of Class A Shares into which a Class B Share is converted pursuant to Section 2(b) and Section 2(c) hereof shall equal the number (including for this purpose fractions of a Share) obtained by dividing the net asset value per Share of such Class B Share for purposes of sales and redemption thereof on the Conversion Date by the net asset value per share of the Class A Shares for purposes of sales and redemption thereof on the Conversion Date.


                           (5) On the Conversion Date, the Class B Shares converted into Class A Shares will no longer be deemed outstanding and the rights of the holders thereof, except the right to (i) receive the number of Class A Shares into which such Class B Shares have been converted and
     (ii) receive declared but unpaid Dividends that have been declared as to Class B Shares held as of a record date occurring on or before the Conversion Date and (iii) vote converting Class B Shares held as of any record date occurring on or before the Conversion Date and theretofore set with respect to any meeting held after the Conversion Date), will cease.

                           (6) The automatic conversion of Class B Shares to Class A Shares may be suspended by the Board of [Directors] [Trustees] at any time it determines such suspension to be required under applicable law or in the exercise of their fiduciary duties; provided, however, that if the Board determines that the suspension is likely to continue for a substantial period of time, the Board of [Directors] [Trustees] will seek to create an additional class or additional classes of shares into which Class B Shares are eligible for conversion under the rules of the Securities and Exchange Commission and other applicable law.

                           (7) Notwithstanding the foregoing, if any amendment to a plan of distribution relating to the Class A Shares that would increase materially the amount to be borne by the Trust in respect of the Class A Shares under such plan of distribution is proposed, no Class B Shares shall thereafter convert into Class A Shares until the holders of Class B Shares shall have approved the proposed amendment.

                           (8) The holders of Class A Shares, Class B Shares, Class C Shares and/or Class AAA Shares, as the case may be, shall vote as a separate class or classes on any matter submitted to the holders of Class A Shares, Class B Shares, Class C Shares and/or Class AAA Shares with respect to which the interest of the class in question is different from the interest of one or more of such other classes. Only the holders of Class A Shares, Class B Shares, Class C Shares or Class AAA Shares shall vote on any matter submitted to shareholders of the Trust relating solely to such class.

                           (9) Class A Shares, Class B Shares and/or Class C Shares may be subject to deduction of a contingent deferred sales charge from the proceeds of any redemption thereof in amounts and for time periods as may be determined by the Board of Trustees from time to time and set forth in the Prospectus.

     Section 3. The assets belonging to each Class and the liabilities belonging to each Class shall be based upon the allocations required by the Rule 18f-3 Plan.


     Section 4. The method of determining the purchase price and the price, terms and manner of redemption of each Class of Shares shall be established by the Trustees in accordance with the provisions of the Declaration of Trust, this Supplemental Declaration of Trust and the Rule 18f-3 Plan and shall be set forth in the prospectus of the Trust with respect to each Class, as amended from time to time, under the Securities Act of 1933, as amended. Section 1.

     IN WITNESS WHEREOF, The Gabelli Asset Fund has caused this Supplemental Declaration of Trust to be signed in its name and on its behalf on this 18th day of April, 2000 by its President and Treasurer, who acknowledges that this Supplemental Declaration of Trust is the act of The Gabelli Asset Fund and that to the best of his knowledge, information and belief and under penalties of perjury, all matters and facts contained herein are true in all material respects.

ATTEST:                                       THE GABELLI ASSET FUND



/s/James E. McKee                             By:/s/Bruce N. Alpert
-----------------                                -----------------------  (SEAL)
James E. McKee                                      Bruce N. Alpert
Secretary                                           President and Treasurer